Exhibit 99.1

News Release

Jagged Peak Energy Inc. Announces First Quarter 2019
Financial and Operating Results

•
First quarter capital expenditures of $154.6 million including leasehold acquisition capital of $12.2 million; first quarter development capital expenditures of $142.4 million, representing 22% of full-year guided capital midpoint of $635 million

•	First quarter oil production averaged 28.1 MBbls per day, a 29% increase from the first quarter of 2018 and in-line with the Company's provided guidance midpoint

•
Reduced drilling, completion and equipment costs to $1,300 per lateral foot in the first quarter compared to 2018 average of $1,450 per lateral foot and the Company's full-year 2019 goal of $1,250 per lateral foot

•	The Company commenced drilling on its six-well Coriander pad in the Whiskey River area, the Company's first large scale multi-horizon co-development pad in its transition to full-field development

DENVER, Colorado, May 9, 2019 – Jagged Peak Energy Inc. (NYSE: JAG) (“Jagged Peak” or the “Company”) today announced financial and operating results for the first quarter ended March 31, 2019.

Jim Kleckner, President and Chief Executive Officer, commented, “Our first quarter results are reflective of the primary focus we have put on improving our capital efficiency in 2019. We have significantly reduced our DC&E costs by capturing approximately 75% of our expected annual per lateral foot DC&E savings in the first quarter. From an inventory development standpoint, we have recently reworked our drilling and completions program for 2019 to utilize larger scale pads and have replaced several two-well pads with the six-well Coriander and eight-well Venom projects in our Whiskey River area. With this new drill schedule, we begin to transition into multi-horizon co-development projects, where we can realize increased capital and operating efficiencies. While these larger projects optimize the development of our acreage, we estimate that they are net neutral for capital and production in 2019 and thus we confirm our full-year guidance and our commitment to our previously announced 2019 capital budget."

First Quarter Results

During the first quarter of 2019, the Company turned online 12 gross operated wells and reported average daily oil production for the quarter of 28.1 MBbls per day, at the midpoint of the Company's previously announced guidance range of 27.5 – 28.9 MBbls per day. Total equivalent production averaged 36.7 MBoe per day for the first quarter, at the lower end of the Company's previously announced guidance range of 36.5 – 37.9 MBoe per day. First quarter production mix was comprised of 77% oil, 12% NGLs, and 11% natural gas. The change in production mix is primarily a result of reduced NGL recoveries, which resulted in lower Boe production volumes despite midpoint oil production.

Revenue for the first quarter of 2019 was $129.6 million, compared to $129.1 million in the first quarter of 2018. The relatively unchanged revenue in the first quarter of 2019 compared to the same period in 2018 was a result of a 33% increase in production volumes and a 24% decrease in unhedged realized pricing on a per Boe basis. The Company's oil averages 41-degree API gravity and receives Midland pricing based off WTI benchmark. Average realized prices for the first quarter of 2019 are included in the table below.

	Three Months Ended March 31, 2019
	Before the Effects of Derivative Settlements	After the Effects of Derivatives Settlements
Oil ($/Bbl)	$48.81	$47.83
NGL ($/Bbl)	$9.52	$9.52
Gas ($/Mcf)	$1.02	$1.02
Boe ($/Boe)	$39.28	$38.53

The table below provides a summary of the Company's first quarter 2019 actual results in comparison to its previously provided guidance ranges.

	Three Months Ended March 31, 2019
	Actual	Guidance (1)
Production
Average daily equivalent production (MBoe/d)	36.7	36.5 – 37.9
Average daily oil production (MBbl/d)	28.1	27.5 – 28.9

	Three Months Ended March 31, 2019	Full-Year 2019
	Actual	Guidance (1)
Production
Average daily equivalent production (MBoe/d)	36.7	38.3 – 41.3
Average daily oil production (MBbl/d)	28.1	29.2 – 31.2

Income Statement
Lease operating expense ($/Boe)	$4.14	$3.65 – $4.15
General and administrative (before equity-based compensation) ($MM) (Non-GAAP)	$10.5	$46 – $50
Production and ad valorem taxes (% of revenue)	7.2%	6.0% – 7.0%

Capital Expenditures
Drilling and completion ($MM)	$136.7	$580 – $630
Infrastructure and other ($MM)	$5.6	$25 – $35
Total development capital ($MM)	$142.4	$605 – $665

Operated Activity
Gross horizontal wells brought online	12	52 – 56
Note: Totals may not foot due to rounding.
(1) Guidance as provided in the Company's fourth quarter earnings and operational update press release on
February 28, 2019.

The Company's lease operating expense ("LOE") per Boe for the quarter trended toward the upper end of the Company's provided guidance range, primarily driven by fishing costs on three workover projects that totaled over $1 million. Given the unusual nature of these items, the Company expects its LOE per Boe to reduce throughout the remainder of the year and is confirming its full-year guidance range.

For the first quarter of 2019, the Company reported a net loss of $94.9 million, or $0.44 per diluted common share. Net loss for the first quarter of 2018 was $39.4 million, or $0.18 per diluted common share. Adjusted net income (a non-GAAP measure) for the first quarter of 2019, was $18.2 million, or $0.09 per diluted common share, compared to $26.4 million, or $0.12 per diluted common share for the same period in 2018. Adjusted net income (a non-GAAP measure) eliminates certain non-cash and non-recurring items such as certain equity-based compensation, non-cash mark-to-market gains or losses on derivatives and impairment expense, further adjusted for any associated changes in estimated income tax expense. Adjusted EBITDAX (a non-GAAP measure) for the first quarter of 2019 was $93.7 million, an increase of $8.2 million from the first quarter of 2018.

Please reference the reconciliations of these non-GAAP measures to the most directly comparable GAAP measures at the end of this release.

Capital expenditures for drilling and completion activities were $136.7 million for the three months ended March 31, 2019. Activity during the quarter included drilling 13 and completing 12 gross (11.8 net) wells, all of which, were operated by Jagged Peak. Additionally, a portion of the capital spent during the first quarter relates to 16 gross (14.7 net) operated wells that were in various stages of being drilled or completed at March 31, 2019. Including capital expenditures for infrastructure of $5.6 million and leasehold acquisition costs of $12.2 million, total capital expenditures for the quarter were $154.6 million. The Company's leasehold acquisition costs for the quarter were primarily a result of increases to mineral rights in Whiskey River and extension payments on existing leases.

The table below provides a comparative breakout of the Company's capital expenditures for the periods indicated:

	Three Months Ended March 31,
(in thousands)	2019	2018
Acquisitions
Proved properties	$6,823	$—
Unproved properties	5,377	7,324
Drilling and completion costs	136,730	207,615
Infrastructure costs	5,635	3,936
Exploration costs	—	—
Total oil and gas capital expenditures	$154,565	$218,875

The Company has made significant progress on reducing its capital costs during the first quarter of 2019. The Company targeted an average drill, complete, and equipment cost of $1,250 per lateral foot in 2019, down from $1,450 per lateral foot in 2018. Year-to-date, the Company's drilling completion and equipment costs have averaged $1,300 per lateral foot primarily as a result of decreased service costs and changes to completion design.

Updated 2019 Capital, Production, and Operating Guidance

The Company is providing its second quarter production guidance and has confirmed all of its fourth quarter and full-year guidance ranges. The Company's second quarter production is expected to grow modestly from the first quarter as the Company recovers from greater than expected power outages in April and continues work on its six-well Coriander pad. During the second quarter, the Company plans to turn online between 12 and 14 gross wells. The Company's Coriander pad will target the 3rd Bone Spring, Wolfcamp A, and Wolfcamp B zones. This six-well pad will utilize three rigs, each drilling two-well pads, shortening the cycle time of the project from spud to sales. This pad is expected to be turned online in the third quarter of 2019. After the Coriander pad, the Company intends to begin work on its eight-well Venom pad, which is expected to be spud by the end of the second quarter and be turned online in the fourth quarter of 2019. By shifting the 2019 program to include these two larger scale projects, the resulting growth profile is weighted to the second-half of the year, but maintains full-year capital, turned online count, and production volume guidance. The table below provides an updated summary of the Company's capital, production, and operating guidance for the second quarter and full-year 2019.

Guidance for the Three Months Ended June 30, 2019
Production
Average daily equivalent production (MBoe/d)	36.6 – 38.0
Average daily oil production (MBbl/d)	27.8 – 29.2

Guidance for the Full-Year 2019
Production
Average daily equivalent production (MBoe/d)	38.3 – 41.3
Average daily oil production (MBbl/d)	29.2 – 31.2

Income Statement
Lease operating expense ($/Boe)	$3.65 – $4.15
General and administrative (before equity-based compensation) ($MM) (Non-GAAP)	$46 – $50
Production and ad valorem taxes (% of revenue)	6.0% – 7.0%

Capital Expenditures
Drilling and completion ($MM) (1)	$580 – $630
Infrastructure and other ($MM)	$25 – $35
Total development capital ($MM)	$605 – $665

Operated Activity
Gross horizontal wells brought online	52 – 56
Average working interest	~95%
Average lateral length per well	~8,900'

Non-operated Activity
Net horizontal wells brought online	2.0

(1) Includes pad-level infrastructure and equipment

Financial Update

At the end of the first quarter of 2019, the Company had $55.0 million drawn on its revolving credit facility and $6.5 million of cash on the balance sheet, resulting in total liquidity of $491.5 million. As of April 29, 2019, the Company's borrowing base and elected commitments were reaffirmed at $900 million and $540 million, respectively. Net debt to LTM adjusted EBITDAX (a non-GAAP measure) was 1.2x as of the end of the first quarter. The Company's current capital program is expected to keep the Company's leverage ratio, as measured by net debt to LTM adjusted EBITDAX, under 2.0x in a $50 per Bbl WTI environment. Please reference the reconciliation of this non-GAAP measure to the most directly comparable GAAP measure at the end of this release.

Subsequent to quarter end, the Company added approximately 2,000 Bbls per day of oil to its hedge book for 2020. Details of these additions are included in the commodity hedges schedule at the end of this release.

Conference Call

Jagged Peak will host a conference call and webcast to discuss its first quarter 2019 financial and operating results on May 10, 2019 at 9:00 am MST (11:00 am EST). The call will be webcast and accessible via the Investor Relations section of the Company’s website at www.jaggedpeakenergy.com. Dial-in information for this call is included below:

	Phone Number	Conference ID
Live Participant (Domestic)	1-877-823-8605	4971498
Live Participant (International)	1-647-689-5644	4971498
Replay(1) (Domestic)	1-800-585-8367	4971498
Replay(1) (International)	1-416-621-4642	4971498
(1) Replay available from 2:00 PM Eastern Time on May 10, 2019 through 12:00 midnight Eastern Time on May 24, 2019

Upcoming Investor Events

The Company will be participating in the following upcoming investor events:

Event	Date	Location	Management Attendees
Citi 2019 Global Energy & Utilities Conference	May 14-15, 2019	Boston, MA	Jim Kleckner, President and CEO; Ian Piper, VP, Finance, Corporate Planning
RBC Capital Markets 2019 Global Energy and Power Conference	June 4-5, 2019	New York, NY	Ian Piper VP, Finance, Corporate Planning
Wells Fargo 4th Annual West Coast Energy Conference	June 11-12, 2019	San Francisco, CA	Bob Howard, EVP and CFO; Craig Walters, EVP and COO
JP Morgan 2019 Energy Conference	June 18-19, 2019	New York, NY	Jim Kleckner, President and CEO; Bob Howard, EVP and CFO; Craig Walters, EVP and COO; Ian Piper, VP, Finance, Corporate Planning

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Jagged Peak assumes, plans, expects, believes, intends or anticipates (and other similar expressions), will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management's current beliefs, based on currently available information, as to the outcome and timing of future events. Forward-looking statements in this release include, among other things, guidance estimates including all statements under the heading “Updated 2019 Capital, Production, and Operating Guidance”; the decrease in well costs and increased capital efficiency, the timing of the program, and its ultimate impact on well performance; the expected number of workover projects in 2019; expected capital expenditures and expected production; and the Company's expectation that it will continue to keep its leverage ratio under 2.0x during 2019. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Jagged Peak. General risk factors include the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and NGL prices, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company’s commodity price risk management strategy; impact of environmental events, governmental and other third-party responses to such events and Jagged Peak’s ability to adequately insure against such events; and other such matters discussed in the “Risk Factors” section of Jagged Peak’s 2018 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2019, as such risk factors may be updated from time to time in the Company’s other periodic reports filed with the Securities and Exchange Commission, which can be obtained free of charge on the Securities and Exchange Commission's web site at http://www.sec.gov. The forward-looking statements contained in this release speak as of the date of this announcement. Although Jagged Peak may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by applicable securities laws.

Non-GAAP Financial Measures

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income (loss) before interest expense, net of capitalized interest, depletion, depreciation, amortization and accretion expense, impairment of oil and natural gas properties, exploration expenses, equity-based compensation expense, income taxes, contract termination fees, gains or losses on sales of assets, and net gains or losses on derivatives less net cash from/for derivative settlements. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets and exploration expenses, none of which are components of Adjusted EBITDAX. Our computation of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

Management believes Adjusted EBITDAX is useful because it allows investors to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book value of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance.

Adjusted Net Income

Adjusted net income is a non-GAAP performance measure used by management to evaluate financial performance, prior to non-cash market-to-market gains or losses on derivatives, impairment expense, exploratory dry hole costs, gain or loss on the sale of property, certain one-time or unusual items, such as certain equity-based compensation, contract termination fees, and the associated changes in estimated income tax. Management believes adjusted net income is useful because it may enhance investors’ ability to assess historical and future financial performance. Adjusted net income should not be considered an alternative to net income, operating income, or any other measure of financial performance presented in accordance with GAAP or as an indicator of our operating performance.

Net Debt to LTM Adjusted EBITDAX

Net debt to LTM adjusted EBITDAX is a non-GAAP measure, which is defined as the face value of the Company's long-term debt, including its senior unsecured notes and amounts drawn on its credit facility, less cash and cash equivalents at quarter end, divided by the Company's last twelve month adjusted EBITDAX, as defined above.

About Jagged Peak Energy Inc.

Jagged Peak Energy Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and associated liquids-rich natural gas reserves in the southern Delaware Basin, a sub-basin of the Permian Basin of West Texas.

Contacts
James Edwards
Director, Investor Relations
jedwards@jaggedpeakenergy.com
720-215-3754

Jagged Peak Energy Inc.
Selected Operating Highlights
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018

Production volumes:
Oil (MBbls)	2,530	1,967
Natural gas (MMcf)	2,169	1,666
NGLs (MBbls)	407	239
Total (MBoe)	3,299	2,484
Average daily production volumes:
Oil (Bbls/d)	28,114	21,850
Natural gas (Mcf/d)	24,104	18,510
NGLs (Bbls/d)	4,526	2,660
Total (Boe/d)	36,657	27,596

Average Sales Prices Excluding Realized Hedge Settlements:
Oil (per Bbl)	$48.81	$61.39
Natural gas (per Mcf)	$1.02	$1.73
NGLs (per Bbl)	$9.52	$22.17
Combined (per Boe)	$39.28	$51.90

Average Sales Prices Including Realized Hedge Settlements:
Oil (per Bbl)	$47.83	$53.52
Natural gas (per Mcf)	$1.02	$1.73
NGLs (per Bbl)	$9.52	$22.17
Combined (per Boe)	$38.53	$45.67

Average Operating Costs (per Boe):
Lease operating expenses	$4.14	$3.91
Production and ad valorem tax expenses	$2.82	$3.09
Depletion, depreciation, amortization and accretion	$17.91	$19.31
General and administrative expense (before equity-based compensation expense)	$3.17	$4.28

Jagged Peak Energy Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31, 2019	December 31, 2018

	(in thousands)
Assets:
Cash and cash equivalents	$6,458	$35,229
Other current assets	83,439	165,905
Property and equipment, net	1,625,554	1,530,285
Other noncurrent assets	73,885	35,722
Total assets	$1,789,336	$1,767,141

Liabilities and Stockholders' Equity:
Current liabilities	$243,645	$187,982
Long-term debt	544,549	489,239
Deferred income taxes	98,173	124,418
Other long-term liabilities	47,252	17,552
Stockholders' equity	855,717	947,950
Total liabilities and stockholders' equity	$1,789,336	$1,767,141

Jagged Peak Energy Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018

	(in thousands, except per share amounts)
Revenues
Oil, natural gas and NGL sales	$129,586	$128,906
Other operating revenues	9	147
Total revenues	129,595	129,053
Operating Expenses
Lease operating expenses	13,650	9,720
Production and ad valorem taxes	9,302	7,674
Exploration	—	—
Depletion, depreciation, amortization and accretion	59,074	47,977
Impairment of unproved oil and natural gas properties	84	53
Other operating expenses	3,200	22
General and administrative (before equity-based compensation)	10,460	10,639
General and administrative, equity-based compensation	2,934	75,678
Total operating expenses	98,704	151,763
Income (Loss) from Operations	30,891	(22,710)
Other Income and Expense
Gain (loss) on commodity derivatives	(143,592)	(4,326)
Interest expense and other	(8,432)	(2,723)
Total other income (loss)	(152,024)	(7,049)
Income (Loss) before Income Taxes	(121,133)	(29,759)
Income tax expense (benefit)	(26,245)	9,644
Net Income (Loss)	$(94,888)	$(39,403)

Net income (loss) per common share:
Basic	$(0.44)	$(0.18)
Diluted	$(0.44)	$(0.18)

Weighted-average common shares outstanding:
Basic	213,270	213,003
Diluted	213,270	213,003

Jagged Peak Energy Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018

	(in thousands)
Cash Flows from Operating Activities
Net income (loss)	$(94,888)	$(39,403)
Adjustments to reconcile to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	59,074	47,977
Impairment of unproved oil and natural gas properties	84	53
Amortization of debt issuance costs	586	600
Deferred income taxes	(26,245)	9,644
Equity-based compensation	2,934	75,678
(Gain) Loss on commodity derivatives	143,592	4,326
Net cash receipts (payments) on settled derivatives	(2,470)	(15,479)
Other	(78)	(78)
Change in operating assets and liabilities:
Accounts receivable and other current assets	(6,957)	(5,351)
Accounts payable and accrued liabilities	3,352	2,275
Net cash provided by operating activities	78,984	80,242
Cash Flows from Investing Activities
Leasehold and acquisitions costs	(12,263)	(7,585)
Development of oil and natural gas properties	(149,448)	(185,982)
Other capital expenditures	(689)	(1,270)
Net cash used in investing activities	(162,400)	(194,837)
Cash Flows from Financing Activities
Proceeds from senior secured revolving credit facility	55,000	110,000
Debt issuance costs	(76)	(1,523)
Employee tax withholding for settlement of equity compensation awards	(279)	(200)
Net cash provided by financing activities	54,645	108,277
Net Change in Cash and Cash Equivalents	(28,771)	(6,318)
Cash and Cash Equivalents, Beginning of Period	35,229	9,523
Cash and Cash Equivalents, End of Period	$6,458	$3,205

Jagged Peak Energy Inc.
Commodity Hedges

The Company hedges its oil production to reduce cash flow volatility and to support funding of its capital expenditure program. The schedule below summarizes the hedges the Company has in place to hedge the price of WTI and the differential between the Cushing and Midland oil prices.

As of May 3, 2019, the Company had the following commodity hedges in place for future production:

Production Period	Volumes	Weighted Average Price
	(MBbls)	($/Bbl)
Oil Swaps:
Second Quarter 2019	1,911	$59.95
Third Quarter 2019	1,932	$59.95
Fourth Quarter 2019	1,932	$59.95
Full Year 2019	5,775	$59.95
First Quarter 2020	910	$60.65
Second Quarter 2020	910	$60.65
Third Quarter 2020	920	$60.65
Fourth Quarter 2020	920	$60.65
Full Year 2020	3,660	$60.65

Oil Basis Swaps:
Second Quarter 2019	2,093	$(7.17)
Third Quarter 2019	2,300	$(4.79)
Fourth Quarter 2019	2,300	$(4.79)
Full Year 2019	6,693	$(5.53)
First Quarter 2020	2,366	$(1.31)
Second Quarter 2020	2,366	$(1.31)
Third Quarter 2020	2,392	$(1.31)
Fourth Quarter 2020	2,392	$(1.31)
Full Year 2020	9,516	$(1.31)

Jagged Peak Energy Inc.
Reconciliation of Adjusted Net Income, Adjusted EBITDAX and Adjusted EBITDAX Margin
(Unaudited)

The following tables provide reconciliations of the GAAP financial measure of Net Income (Loss) to the non-GAAP financial measures of Adjusted Net Income (Loss) and Adjusted EBITDAX. A description of the reconciliations is included in the section titled “Reconciliation of Non-GAAP Financial Measures.”

	Three Months Ended
	March 31,
	2019	2018

	(in thousands, except for per share and Boe metrics)
Adjusted Net Income (Loss)
Net income (loss)	$(94,888)	$(39,403)
Adjustments to reconcile to adjusted net income
Impairment of unproved oil and natural gas properties	84	53
(Gain) loss on commodity derivatives, net, less net cash for/from derivative settlements	141,122	(11,153)
Equity-based compensation expense related to allocated management incentive units	—	74,470
Contract termination fee (1)	3,200	—
Income tax effect for the above items	(31,287)	2,394
Adjusted net income	$18,231	$26,361

Adjusted net income per basic common share	$0.09	$0.12
Adjusted net income per diluted common share	$0.09	$0.12

Basic common shares	213,270	213,003
Diluted common shares (2)	213,428	213,301

Adjusted EBITDAX
Net income (loss)	$(94,888)	$(39,403)
Adjustments to reconcile to adjusted EBITDAX
Interest expense, net of capitalized	8,446	2,731
Income tax expense (benefit)	(26,245)	9,644
Depletion, depreciation, amortization and accretion	59,074	47,977
Impairment of unproved oil and natural gas properties	84	53
Contract termination fee (1)	3,200	—
Exploration expenses	—	—
(Gain) loss on commodity derivatives, net, less net cash from derivative settlements	141,122	(11,153)
Equity-based compensation expense	2,934	75,678
Adjusted EBITDAX	$93,727	$85,527

Total production (MBoe)	3,299	2,484
Adjusted EBITDAX margin per Boe (3)	$28.41	$34.43

(1)
Contract termination fee relates to the early termination of a frac fleet contract. These amounts are included as a part of Other operating expenses on the Condensed Consolidated Statements of Operations.

(2)	Reflects the weighted-average number of common shares outstanding during the period as adjusted for the dilutive effects of outstanding restricted stock unit and performance stock unit awards.

(3)	Adjusted EBITDAX margin is calculated as Adjusted EBITDAX divided by total production, expressed as adjusted EBITDAX per Boe.